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                                                                     Exhibit 11


                   A I M MANAGEMENT GROUP INC. AND SUBSIDIARIES
                         COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                         Year Ended December 31,
                                                                    --------------------------------
                                                                      1996        1995        1994
                                                                    --------    --------    --------
Computation of Earnings per Share:

  Income before extraordinary item ..............................   $ 89,649    $ 48,103    $ 19,256
  Extraordinary item - extinguishment of debt, net of tax .......        537        --          --
                                                                    --------    --------    --------
  Net income ....................................................   $ 89,112    $ 48,103    $ 19,256
                                                                    --------    --------    --------

Computation of Weighted Average Common Shares:
  Primary and fully diluted:
  Weighted average shares outstanding ...........................      3,362       3,218       3,175
  Shares issuable upon exercise of warrants and options .........        470         559         563
  Less shares assumed repurchased with proceeds .................       (147)       (282)       (228)
                                                                    --------    --------    --------

                                                                       3,685       3,495       3,510
                                                                    --------    --------    --------

Earnings per Share:
  Primary and fully diluted:
  Income before extraordinary item ..............................   $  24.33    $  13.76    $   5.49
  Extraordinary item ............................................       (.15)       --          --
                                                                    --------    --------    --------


NET INCOME ......................................................   $  24.18    $  13.76    $   5.49
                                                                    ========    ========    ========